Exhibit 99.1
NEW PRESIDENT ANNOUNCED FOR
VSE CORPORATION’S INTERNATIONAL GROUP

26-year VSE Veteran Retires/Deputy Director Promoted to Top Position

    Alexandria, Virginia (April 11, 2011) – VSE Corporation (NASDAQ GS: VSEC) is pleased to announce the promotion of Harold (Harry) Flammang to President of VSE’s International Group. He will be assuming duties from retiring 26-year VSE veteran Michael Hamerly at the end of April.

    Mr. Hamerly has served in the top International Group position since January 2009. He has been instrumental in ensuring the success of International Group by overseeing all operations. Mr. Hamerly served more than 20 years active duty in the U.S. Navy, retiring as a Chief Petty Officer prior to beginning his career at VSE in 1984. His first two positions at VSE were as Combat Systems Division Manager and Marine Engineering Group Manager. In 1996 he was promoted to Vice President, Deputy Manager, Engineering and Logistics Center. From 1999 to 2009, he filled the position as Manager of Fleet Maintenance Division. Mr. Hamerly was promoted to Deputy Director of International Group in 2006.

    “I have been very pleased to have the opportunity to work with the men and women of VSE and the International Group,” said Mr. Hamerly. “I have been fortunate to serve with such a fine group of true professionals that give everything they have to our customers as well as each other.”

    VSE CEO Maurice “Mo” Gauthier said, “I want to take this opportunity to thank Mike for his decades of dedicated service to VSE and the United States Navy. He will be truly missed, and we wish him and his family the very best in the years to come.”

    Mr. Gauthier continued, “I am also very pleased to announce the appointment of Harry Flammang as our new International Group President. Harry is a proven member of our team with many years of experience and widely respected by his VSE teammates for his outstanding leadership and integrity.”

    The incoming president, Mr. Flammang, is a graduate of Ohio State University, receiving his commission through the NROTC program. He retired after a 28-year naval career as a Captain.              Upon joining VSE in 2004, he served as a Division Program Manager for the foreign military sales program, transferring former U.S. ships to foreign countries as well as providing follow-on-technical support services to these countries.  In January 2009 he was appointed Deputy Director of International Group.

    Mr. Flammang commented, “I am excited about the opportunity to lead International Group.  Our group has many talented members spread around the globe and we remain fully committed to providing the highest quality service to our U.S. and International clients.”

About VSE
VSE is a diversified Federal Services company of choice with over 52 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

News Contact:  Sylvia Gethicker (703) 329-4610; Investor Relations:  Christine Peters (703) 329-4605